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                                                                    EXHIBIT 10.5

3/30/2007


To Whom It May Concern:

We, Curtis and Tiffany Schmid, have an approximately $370,000 note from early 2005 and an approximately $100,000 note from early 2006 with Penge Corp. Including interest, the total amount of the notes is approximately $500,000. The exact amount will be calculated during April and will become the true total for the purposes of this note.

We would like to convert $310,000 of the principal of our note into common stock in Penge Corp at $.30 per share, and the company agrees to pay down $60,000 in principal during April, May, and June.

 In addition, the company agrees to pay off credit cards that are in the name of Curtis and Tiffany in an amount approximating $55,000, to be exactly calculated during April, 2007. The company also agrees to pay all reimbursements due to the Schmids by the company.

The remaining balance of the note will be carried at 8% interest on a two year note. Monthly payments of $3,500 will be paid beginning July 1st, 2007, with a partial principal reduction of $30,000 due on May 15, 2008, and a balloon of the balance due on July 1st 2009.

The $60,000 principal reduction, credit card pay-offs, and reimbursements will be paid beginning April 16th, 2007. Payments of $20,000 will be paid every two weeks until the payments are completed.

Regards,



/s/ Curtis Schmid                            /s/ Kirk Fischer
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Curtis Schmid                                Kirk Fischer, CEO Penge Corp



/s/ Tiffany Schmid                           /s/ Kc Holmes
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Tiffany Schmid                               Kc Holmes, President, Penge Corp